EXHIBIT (p)(2)

MILLINGTON SECURITIES, INC.

CODE OF ETHICS

A.	FIDUCIARY DUTY

Under the Advisers Act, an investment adviser has a fiduciary duty to its advisory clients. Section 206 of the Advisers Act states that it is unlawful for an investment adviser, using the mails or any means or instrumentality of interstate commerce:

1.	to employ any device, scheme or artifice to defraud a client or prospective client;
2.	to engage in any transaction, practice or course of business which defrauds or deceives a client or prospective client;
3.	knowingly to sell any security to or purchase any security from a client when acting as a principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client’s account when also acting as a broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and
4.	to engage in fraudulent deceptive or manipulative practices.

As a fiduciary, it is an investment adviser’s responsibility to provide fair and full disclosure of all material facts. An investment adviser has a duty of utmost good faith to act solely in the best interest of each of its clients. Millington and all supervised persons have a fiduciary duty to all advisory clients. As fiduciaries, it is unlawful for Millington and supervised persons to engage in fraud, deceptive or manipulative activities. Millington and supervised persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest. This fiduciary duty is considered the core underlying principle for the firm’s Code of Ethics and Personal Trading Policy and represents the expected basis for all supervised persons dealings with clients.

Fiduciary duties include the following:

1.	Having a reasonable, independent basis for investment advice.
2.	Providing only investment advice that is suitable to each individual client’s needs, goals and objectives and personal circumstances.
3.	Exercising reasonable care to avoid misleading clients.
4.	Being loyal to the client and acting in good faith.
5.	Obtaining best execution when implementing the client’s transactions where the investment advisor representative has the ability to direct brokerage transactions for the client.
6.	Making full and fair disclosure to the client of all material facts and when a conflict of interest or potential conflict of interest exists.
7.	Placing the interests of clients first.
8.	Treating all clients fairly.

9.	Maintaining the confidentiality of client information.

As an investment advisor, Millington will make full and fair disclosure to clients when a conflict of interest exists. Disclosures will be provided in the Form ADV. The Form ADV has been prepared to meet regulatory requirements and to fully inform clients of any situation that may represent a potential conflict of interest. Investment advisor representatives are required to provide all clients with Millington’s Form ADV Part 2 Brochure prior to advisory services being provided or at the time of contracting for services with Millington.

All client records and financial information will be treated with the highest level of confidentiality. Millington and supervised persons will not under any circumstances disclose confidential information to any third party that has not been granted a legal right by the client to receive such information. Millington will provide all clients a copy of the firm’s written Privacy Notice at least annually.

B.	CODE OF CONDUCT

According to Rule 204A-1 of the Advisers Act, and Rule 17j-1 of the Investment Company Act, investment advisers must establish, maintain and enforce a Code of Ethics. Towards that end, an adviser’s Code of Ethics must establish and describe a standard of business conduct that the adviser requires of all its supervised persons. While the Rules do not require an adviser to adopt a particular standard, the standard chosen must reflect the adviser’s fiduciary obligations and those of its supervised persons, and must require compliance with federal securities laws. Millington has established this Code of Ethics, which will apply to all supervised persons of Millington and governs the firm’s interactions relative to its advisory responsibilities to its clients.

This Code will be available and distributed to all supervised persons at Millington as well as the Board of Directors of the Trust. A summary of this Code of Ethics will be disclosed in the Form ADV along with a statement informing clients that they may request an entire copy of the Code of Ethics. If a client makes a request for a copy of this Code of Ethics, the Compliance Officer or designee will provide a copy to the client within 3 business days of the request.

Pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act, on an annual basis the CCO shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of this Code of Ethics or its underlying procedures and any sanctions imposed due to such violations, and submit the information to the Trust’s Chief CCO for review by the Board of Trustees.

C.	STANDARDS OF BUSINESS CONDUCT

Millington has a fiduciary responsibility towards its clients. As a fiduciary, it is an investment adviser’s duty to provide fair and full disclosure of all material facts. In addition, an investment adviser has a duty of utmost good faith to act solely in the best interest of each client. Millington and its supervised persons have a fiduciary duty to all clients. As fiduciaries, it is unlawful for the Firm and its supervised persons to engage in fraud, deceptive or manipulative activities. The

Firm and its supervised persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest. This fiduciary duty is considered the core underlying principle for the Code of Ethics and Personal Trading Policy and represents the expected basis for all supervised persons’ dealings with clients

The anti-fraud provisions of the Investment Advisers Act, and federal and state rules and regulations make it unlawful for an investment adviser to directly or indirectly “employ any device, scheme or artifice to defraud a client or a prospective client” or to “engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.” Millington requires all of its supervised persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times.

Millington’s Executive Officers are responsible for setting standards and internal policies and procedures to ensure that the Firm and its supervised persons conduct business with the highest level of ethical standards. The Executive Officers are responsible for establishing procedures to prevent and detect any violations of firm or regulatory rules and regulations. In addition, the Executive Officers are responsible for establishing and enforcing risk management policies and procedures that are designed to ensure that advisory activities are conducted in accordance with this Code.

The CCO is responsible for making sure that all advisory personnel fully understand Firm policies and procedures and that a review system is established to make sure that these policies and procedures are effective and adhered to by all advisory personnel. All supervised persons will receive a copy of the Code of Ethics. The CCO will make sure that all supervised persons receive a copy of, understand, and agree to comply with the Code of Ethics. All supervised persons will sign a written acknowledgement that they have read, understand, and agree to comply with the Code of Ethics. All supervised persons will be required to review this Code of Ethics on an annual basis, or whenever changes occur, and will be required to sign an annual acknowledgment. The CCO will be responsible for notifying all supervised persons of any changes to this Code of Ethics.

Millington has the responsibility to make sure that the interests of clients are placed ahead of Millington’s or any supervised person’s own investment interest. All supervised persons will conduct business in an honest, ethical and fair manner. Full disclosure of all material facts and potential conflicts of interest will be provided to clients prior to any services being conducted. A conflict of interest occurs when a supervised person’s private interest interferes with the interests of, or the service to, Millington or any of its clients. Millington has the responsibility to avoid all circumstances that might negatively affect or appear to affect its duty of complete loyalty to its clients. No one supervised by Millington will engage in any conduct or act, directly, indirectly or through any other person that would be unlawful for such person to do under the provisions of any rules and regulations. If a supervised person is unsure whether a situation would be considered a conflict of interest, the supervised person should consult with his or her supervisor or an Executive Officer before taking an action that may result in a conflict of interest.

The Firm will:

1.	Maintain and amend as needed internal standards, policies, procedures and controls to promote compliance with this Code and with other policies and procedures designed to promote each supervised persons fiduciary responsibility.
2.	Perform periodic internal and external reviews and audits of the company’s standards, policies, procedures and controls.
3.	Provide on-going training regarding this Code of Ethics and the company’s risk management policies and procedures to all supervised persons.
4.	Provide an environment that encourages supervised persons to engage in safe and confidential discussions and disclosures to the CCO, Compliance Officer or other appropriate senior management person regarding any violations or potential violations to this Code.
5.	Establish clear lines of accountability for the company’s internal policies and procedures, including provisions relating to the responsibilities of employees, officers and directors with appropriate oversight by the Executive Officers or designated parties.

Any person engaging in an unethical business practice is subject to disciplinary action including termination of employment. The following activities are examples of unethical business practices:

•	Forgery
•	Embezzlement
•	Theft
•	Exploitation
•	Non-disclosure
•	Incomplete disclosure or misstatement of material facts
•	Manipulative or deceptive practices
•	Aiding or abetting any unethical practices

Millington and supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contrary to any rules or regulations established by all governing regulatory bodies.
2.	Making any untrue statement of a material fact, or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

4.	Recommending unregistered, non-exempt securities or the use of an unlicensed broker-dealer

5.	Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to the initial trade being implemented.

6.	Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

7.	Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained.

8.	Borrowing money or securities from or loaning money or securities to a non-family member client.

9.	Misrepresenting the qualifications of Millington, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by Millington, or the fees to be charged to any advisory client.

10.	Failing to disclose to all clients the availability of any fee discounts.

11.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

12.	Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

13.	Providing reports or recommendations to any advisory client prepared by someone other than Millington without disclosing that fact to clients. This does not apply to situations where Millington uses published research reports or statistical analyses when providing services to clients.

14.	Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment advisor representative providing the services, and the sophistication of the client.

15.	Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective. Some examples include the following:

a.	Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.	Acting in the capacity as an investment adviser or investment advisor representative and an insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for purchasing insurance products as a result of the investment advice provided.

16.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

17.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.	Failing to provide the proper disclosure documents (Form ADV Part 2 Brochure) prior to or at the time of executing a client agreement for advisory services.

19.	Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

20.	Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.	Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of Millington or any supervised persons for willful misconduct or gross negligence.

D.	RECORDKEEPING

Pursuant to Rules 204-2(a)(12) under the Investment Advisor’s Act and Rule 17j-1(f) of the Investment Company Act, the Firm shall maintain the following records related to the Code of Ethics:

  A copy of each Code of Ethics currently in effect, or that was in effect at any time within the past five years;
  A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;
  A copy of each holdings and transactions report (as described further below);
  A record of all written acknowledgments of the Code of Ethics by supervised persons;
  A record of all persons, currently or within the past five years, who were access persons of the Firm; and

  A copy of each report made to the Advisors Series Trust Board of Trustees and Absolute Shares Trust Board of Trustees as necessary pursuant to Rule 17j-1(c)(ii).

The Firm shall keep all books and records in an easily accessible location for a period of five years from the end of the last fiscal year in which an entry was made or published. For the first two years, the books and records will be maintained in an appropriate office of Millington. Further information about the Firm’s document retention policies is contained in the “Books and Records” section of the Millington Compliance Manual.

E.	INSIDER TRADING

Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated. Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information. Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information. Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law. This policy applies to all supervised persons and extends to activities within and outside of their duties with the Millington.

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to an Executive Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal’s Heard on the Street column.

Information is public when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information reported by Dow Jones News, Reuters, Bloomberg or some other publication that reaches a general circulation, will be considered disseminated, and then only after sufficient time has elapsed since reporting.

The Executive Officers are responsible for establishing and implementing policies and procedures regarding insider trading. It is the CCO’s responsibility to monitor and enforce those policies and procedures. If any supervised person is unsure whether information could violate the policies and procedures on insider trading or has questions on any aspect of the policies and procedures on insider trading, questions should be directed to the CCO or Compliance Officer prior to implementing any trades. The prohibition on the use of inside information extends to family members, associates and acquaintances of the person coming into possession of such information.

Anytime a supervised person suspects that a client or another supervised person is trading based on inside information or determines that they have received material, non-public information, it must be reported to the Compliance Officer immediately. Persons having knowledge of the material, non-public information will not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated only to the CCO who will then determine the appropriate course of action to take. The CCO will communicate the appropriate course of action to the supervised person(s) having knowledge of the information. The CCO or Compliance Officer will confidentially document the Firm’s actions in addressing the material inside information.

The CCO will attempt to restrict, as much as possible, the number of supervised persons having access to any inside information. Only those supervised persons with a need to know such information for the purpose of their job performance will have such information disclosed to them.

Millington’s policies will be reviewed on a regular basis and updated as necessary. Any questions in relation to policies on inside information should be directed to the CCO, Compliance Officer, or an Executive Officer. All supervised persons will be required to review the Millington’s Compliance Manual at least annually. Supervised persons will then sign an acknowledgement indicating that they are aware of, understand, and agree to comply with Millington’s policies and procedures at all times. Since the insider trading policies and procedures are included in the Compliance Manual, supervised persons are acknowledging that they are aware of, understand, and will comply with the insider trading policies and procedures at all times.

If Millington is aware of any securities that it is restricted from trading due to possible insider trading violations, such securities will be listed on a Millington restricted trading list. This list will be kept current at all times and will be available to all supervised persons on a regular basis. It should be noted that the placement of securities on a restricted list due to receipt of possible inside information will not include a reason for listing the security to therefore avoid distributing such information to individuals not privy to the inside information.

The Adviser will perform the following procedures no less than quarterly for the purpose of detecting insider trading:

•	Review trading activity reports or confirmations and statements for each officer, director, investment advisor representative and supervised person of Millington (explained more fully below in Personal Securities Transactions)

•	Review and monitor the trading activity of all accounts managed by Millington.

The consequences for trading on or communicating material, non-public information are severe. Consequences can be imposed on the persons involved in insider trading and their employer. Penalties can be imposed even if the parties involved do not personally benefit from the activities involved in the violation. In addition to the regulatory and criminal penalties that could be imposed, supervised persons can expect that any violation of the insider trading policy will result in serious penalties to all parties involved, including dismissal from employment with Millington.

F.	PERSONAL SECURITIES TRANSACTIONS

Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with Millington are also considered access persons will be required to report all securities transactions to the CCO. An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i) Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

Access persons must report trades implemented for a personal account, an account of any household family member (spouse, minor children or other adults residing in the same household), or any account for which the access persons acts as a trustee. Also included in the Millington’s definition of “Access Person” are interns, contract, and temporary employees. The firm considers all supervised persons to also be access persons. Therefore all individuals employed by the firm are required to comply with this section. Each person is informed of their status as an “Access Person” and of their reporting requirements at their initial new employee orientation meeting, and again on a quarterly basis through their receipt of the Quarterly Compliance Certification. Personal securities transactions that need to be reported include transactions in: stocks, bonds, limited partnerships, options, Exchange Traded Funds (ETFs), and other general securities, (“Covered Securities”). Transactions involving any of the following do not need to be included on the report:

•	open-end mutual fund unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
•	money market instruments
•	banker’s acceptances
•	bank CDs
•	commercial paper and high quality short-term debt instruments
•	variable annuities funded by insurance company separate accounts organized as unit investment trusts - such separate accounts typically are divided into subaccounts, each of which invests exclusively in shares of an underlying open-end fund.

•	government securities
•	UITs (provided that the UIT is invested exclusively in unaffiliated mutual funds)
•	Dividend Reinvestment Plans. Periodic purchases that result from the reinvestment of dividends paid by stocks already held in the plan do not need to be approved or reported, even if held or being transacted in client accounts. However, additions to or withdrawals from the plan that will cause purchases/sales are subject to the same approval process as other purchases/sales of stocks.

Personal Investing Policy

Millington and supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients. It is Millington’s policy that no supervised person will put his or her interest before a client’s. Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain. All securities transactions must be approved by the Compliance Officer in advance. All approved transactions are subject to a 30-day holding period. Additionally, transactions are subject to an 8-day blackout period (the day of the transaction and 7 days after) with respect to securities purchased or sold on behalf of the WBI Funds or WBI ETFs.

Failure to comply with this policy is a serious matter, and may be cause for immediate dismissal from the firm. Transactions in the following securities (“Exempt Securities”) do not require pre-approval:

•	Direct obligations of the Government of the United States,
•	Money Market Instruments (i.e. banker’s acceptances, bank CODs, etc.),
•	Money Market Fund shares,
•	Open ended Mutual Fund shares
•	Unit Investment Trusts as long as the UITS are invested exclusively in unaffiliated mutual funds,
•	Variable Annuity Investments.

Reporting Requirements

A report of all brokerage accounts and personal securities holdings must be submitted at the time an access person becomes affiliated with Millington and at least annually thereafter. This requirement is explained at each new employee’s orientation meeting. Such reports must contain current information (not older than 45 days).

Access persons must disclose where all personal securities accounts are maintained. Employees must also report all transactions in reportable securities on a quarterly basis within 30 calendar days after the end of a calendar quarter. Unless noted as an Exempt Security above, all securities are considered reportable, including investments in privately offered securities, such as interests in a hedge fund or other type of limited partnership. The following are exceptions to the reporting requirements:

•	Transactions effected pursuant to an automatic investment plan
•	Securities held in accounts over which an supervised person has no direct or indirect influence or control

In order to properly report all reportable transactions, access persons should (1) complete and submit the Quarterly Compliance Program Certification form given to each access person by the CCO or Compliance Officer disclosing their personal securities transaction activity and 2) set up Millington RIA Compliance Department as an interested party on all brokerage accounts or arrange for Millington to receive duplicate statements and confirmations of their outside brokerage accounts. Access persons must verify that Millington will receive the statements no later than 30 days after the end of the applicable quarter. If all required information is not included on the confirmations and statements, the access persons will be required to report any missing information to the Millington RIA Compliance Department.

G.	OUTSIDE BUSINESS ACTIVITIES

Employment in an outside business activity may result in a conflict of interest with the firm and therefore must be reviewed and approved by the Compliance Officer or designee prior to the employee engaging in that outside activity. Before engaging in an outside business activity supervised persons must email the Compliance Officer the following information: their name, name of the other business or organization, whether it is investment-related, the address of the other activity, the nature of the other activity, position, title, or relationship with the other activity, the start date of the relationship, the approximate number of hours per month devoted to the other activity, the number of hours devoted during securities trading hours, and a brief description of the responsibilities of the outside activity. Additionally, outside business activities of registered adviser representatives must also be disclosed on that person’s U4. Some outside business activities must also be reported on the firm’s Form ADV. The firm maintains final discretion to approve or reject all outside business activities.

Written approval from the CCO for any of the following activities must be obtained by a supervised person prior to engaging in the activity:

1.	Being employed or compensated by any other entity;
2.	Being active in any other business including part-time, evening or weekend employment;
3.	Serving as an officer, director, partner, or some other similar capacity for any other entity;
4.	Ownership interest in any non-publicly traded company or other private investments; or
5.	Any public speaking or writing activities that are conducted outside of a supervised person’s employment or responsibilities with Millington.

Supervised persons are required to sign and return the Quarterly Compliance Program Certification form to the CCO or Compliance Officer which includes the supervised person’s attestation regarding the existence of any outside business activities.

The following outside business activities are not permitted by Millington. This is not an all inclusive list. Millington maintains final discretion to approve or reject all outside business activities.

  Employment with an unaffiliated investment advisor.
  Employment with a bank.
  Employment with a real estate development firm.
  Employment with an insurance company.
  Membership with an Investment Club.
  Serving on the board of a public or for-profit private company.
H.	VIOLATIONS

Supervised persons are encouraged to report any good faith concerns about a suspected violation of the Code of Ethics, Insider Trading, Personal Securities Transactions Policies and Procedures, Outside Business Activities Policy to the CCO. Such reports will not be viewed negatively by the Firm’s management staff, even if upon review of the reportable event it is determined not to be a violation so long as the supervised person reported the event in good faith. The identity of the reporting party will remain confidential. Upon discovering a violation of any of these policies and procedures, the Firm may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.

I.	REPORTS TO THE BOARD OF DIRECTORS

No less frequently than annually, the Advisor will furnish the Board of Directors or Trustees of any registered investment company (the “Board”) to which it provides advisory services with a written report that:

(a)	describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Advisor has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

J.	POLITICAL CONTRIBUTIONS

SEC Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses political contributions by certain investment advisers. First, the Rule prohibits an investment adviser from receiving compensation for advisory services, either directly or through a pooled investment vehicle, for two years if the investment adviser or its supervised persons have made a political contribution to an individual in a position to influence the award of a management contract. There is a de minimis exception to this rule which allows for individuals to contribute up to $350 to a candidate per election if the contributor is allowed to vote for the candidate and up to $150 per candidate per election if the contributor is not allowed to vote for the candidate. Second, the Rule prohibits an investment adviser and its supervised persons from soliciting or coordinating campaign contributions for candidates or political parties. Finally, the Rule prohibits investment advisers from paying any third party solicitor, unless the third party solicitor is an SEC registered broker/dealer or registered investment adviser who will be subject to similar pay-to-play restrictions.

Pursuant to the de minimis exception of Rule 206(4)-5 of the Investment Advisers Act, supervised persons of the Firm are allowed to make a contribution to an elected official or candidate in an amount up to $350 per election if the supervised person is able to vote for the official or candidate, and up to $150 per election if the supervised person is not able to vote for the official or candidate by such government entity. These are general guidelines; in certain circumstances a contribution of more than the de-minimus amount may be permissible if the candidate could not directly or indirectly influence the hiring of an investment advisor by a government-sponsored investment entity. However, if a supervised person wishes to make a political contribution in any amount, the individual must obtain approval from the CCO or Compliance Officer prior to making the contribution. Notification is to be made by email to the CCO or Compliance Officer stating the amount and recipient of the proposed donation. If the donation involves a political action committee, organization, or party, include group’s name.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years. In accordance with Rule 204-2(a)(18), the Firm will maintain the following records pertaining to Rule 206(4)-5:

  The names, titles, and business and residence addresses of all covered associates;
  All government entities to which the Firm provides or has provided investment advisory services in the past five years, but not prior to September 13, 2010;
  All direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee, listed in chronological order and including:
    The name and title of each contributor;
    The name and title of each recipient of a contribution or payment;
    The amount and date of each contribution or payment; and

    Whether any such contribution was the subject of the exception for certain returned contributions.
  The name and business address of each regulated person to whom the investment adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

Such records shall be maintained in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the Firm.

K.	SOCIAL MEDIA POLICY

Employees may not use instant messages for work-related purposes or use the Firm’s computers to engage in instant messaging unless they have received prior authorization from the COO and confirmation that instant messaging has been set up with our electronic communications retention and review vendor.

The Firm does not prohibit employees from posting on web logs (“blogs”), social networking sites like Facebook or Linked-In, or third party messaging services, outside of work. However, the Firm does impose the following restrictions on these types of activities:

  Employees may only conduct business related to the Firm using electronic systems that have been provided and approved by the Firm.
  Employees are prohibited from posting confidential or proprietary information about the Firm in any public forum without the CCO’s explicit pre-approval.
  The Firm holds information about the clients in strict confidence. Employees must never identify an individual as being a client, or post any non-public information about a client in a public forum.
  The Firm prohibits employees from sharing proprietary information about the Firm’s operations or investment decisions in any public forum.
  Employees may not activate any feature that would allow a social networking site to access contact information stored on the Firm’s email systems.
  For purposes of the preceding policies, “public forum” includes information that is available to the general public, as well as information that is only available to “friends,” personal contacts, members, subscribers, or other groups of individuals.

Employees should consult with the CCO if they have any questions about the preceding policies. None of the preceding policies are intended to limit the rights of employees that are protected under the National Labor Relations Act.

Appendix I

WRITTEN ACKNOWLEDGMENT OF CODE OF ETHICS

To the Chief Compliance Officer:

I understand that I am an Access Person as defined in Millington Securities Inc. Code of Ethics.

I have read and I understand the Code of Ethics and will comply with it in all respects.

Signature	Date

Printed Name

Appendix II

ANNUAL COMPLIANCE CERTIFICATION

To the Chief Compliance Officer:

The undersigned hereby certifies that he or she has:

(a)	read this Code of Ethics, including any amendments thereto, and understood it;
(b)	complied with this Code’s requirement during the past year;
(c)	disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code; and
(d)	reported all violations of this Code and the federal securities laws to the Chief Compliance Officer.
Signature	Date

Printed Name	Title
II-1

EXHIBIT A

INITIAL HOLDINGS REPORT

To the Chief Compliance Officer:

As of the below date, I held the following position in these securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Millington Securities Inc.:

Title and Type Security	Symbol or CUSIP No.	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Exh. A-1

EXHIBIT B

SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended ____________________

To the Chief Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Millington Securities Inc.:

Security (including interest rate and maturity date, if any)	Symbol or CUSIP Number	Date of Transaction	No. of Shares	Principal Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes transactions effected pursuant to an automatic investment plan, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Exh. B-1

EXHIBIT C

ACCOUNT ESTABLISHMENT REPORT

For the Calendar Quarter Ended _________________

To the Chief Compliance Officer:

During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect beneficial ownership, and is required to be reported pursuant to the Code of Ethics of Millington Securities Inc.:

Broker/Dealer or Bank Where Account Was Established	Date Account Was Established

Date:	Signature:
Exh. C-1

EXHIBIT D

ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer:

As of December 31, ____, I held the following positions in securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Millington Securities Inc.:

Title and Type of Security	Symbol or CUSIP No.	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

This report excludes holdings with respect to which I had no direct or indirect influence or control and is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature: